                                                             Exhibit 4(b)(ii).10

                                Amendment No. 3

    To the Interconnection Agreement of 23 December 1999, its Amendment No. 1 of 28 January 2000 and Amendment No. 2 of 31 October 2000 made by and between the Parties EuroTel Bratislava, a. s. and Globtel ,
                                     a. s.
                                (the "Agreement")

This Amendment No. 3 is made this [illegible], day of February 2001 by and between the contracting parties:

EuroTel Bratislava, a. s. ("EuroTel" or the "Party")
with registered office:    Stefanikova 17, 811 05 Bratislava
ICO:                       36 70 50 19
DRC:                       35 70 50 19/600
Bank connection:           Tatra Banka 2625022508/1100
represented by:            Jozef Barta, general manager/proxy
                           Thomas Cancro, financial manager/proxy

and

Globtel, a. s. ("Globtel" or the "Party")
with registered office:    Prievozska 6/A, 821 09 Bratislava
ICO:                       35 69 72 70
DRC:                       35 69 72 70/601
Bank connection:           Tatra Banka 2627100493/1100
represented by:            Pavol Lancaric, general manager

WHEREAS, in terms of the regulation of the Agreement in Section 3.9, Article 3, Prices and Payments, and the regulation in Section 13.2, Article 13, Beginning and Term of Validity, the Parties wish to extend the validity of contract prices for interconnection pursuant to Article 3, as well as to the Annex V of the Agreement, as well as validity of the Agreement pursuant to Section 13.1,
Article 13;

The Parties agreed to change Article 3 Prices and Payments and Article 13 Beginning and Term of Validity, as provided below.

                                      1/1

                                       I

Article 3. Prices and Payments in Section 3.9 changes and reads as follows:

Section 3.9 Prices set forth in this Article 3, as well as in Annex V will remain in force until 31 December 2001. Three calendar months before expiration of this period, i.e. until 30 September 2001, any Party is authorised to deliver in the way stipulated by this Agreement to the other Party a proposal for change of the existing applicable prices for interconnection within the structure depending on categories of calls stipulated by Annex IV of the Agreement. The other Party is obliged within five (5) days of the date of delivery of such proposal for a change of prices for interconnection to initiate negotiations of price of interconnection in terms of the proposal. If Annex V does not agree new prices for interconnection prices stipulated by this Article 3 and shall remain in force until 31 December 2002. In this case validity of the Agreement shall also be extended in terms of Section 13.1, Article 13, until 31 December 2002.

                                       II

Article 13. Beginning and Term of Validity in Section 13.1 changes and reads as follows:

Section 13.1 This Agreement shall enter into force at the date set forth in its heading and shall remain in force until 31 December 2001, unless it is extended in the meaning of Section 3.9, Article 3 of the Agreement.

                                      III

In parts not stipulated by this Amendment No. 3, the Agreement made by and between the Parties on 23 December 1999, as amended by the Amendment No.1 and the Amendment No.2 to the Agreement, remains in force in full extent without modification.

                                      2/2

                                       IV

This Amendment No. 3 is executed in four copies, of which twice in Slovak and twice in English, whereby in case of dispute the Slovak version shall prevail. Each copy is deemed to be an original and each Party shall receive one signed copy each of the Slovak and English versions.

                                        V

Amendment No. 3 enters into force and takes effect on the date set forth above and constitutes integral part of the Agreement of 23 December 1999, the Amendment No.1 to the Agreement of 28 January 2000 and the Amendment No.2 to the Agreement of 31 October 2000, concluded between the Parties.

IN WITNESS WHEREOF, the Parties have caused this Amendment No.3 to be executed on their behalf on the date set forth above. Each Party represents and warrants that the person executing this Amendment No.3 on its behalf is fully authorised to do so.

EuroTel Bratislava, a.s.                Globtel, a.s.


/s/      Jozef Barta                    /s/      Pavol Lancaric
--------------------------------        -------------------------------
By:      Jozef Barta                    By:      Pavol Lancaric
Title:   general manager/proxy          Title:   general manager


/s/      Thomas Cancro
--------------------------------
By:      Thomas Cancro
Title:   financial manager/proxy

---------------------------------
EuroTel Bratislava, a.s.
Stefanikova 17          [GRAPHIC]
831 03 Bratislava
---------------------------------

                                      3/3

TLMOCNICKA DOL0ZKA
------------------

     Preklad som vykonala (overila) ako tlmocnicka jazyka anglickeho a ruskeho vymenovana predsedom Krajskeho sudu v Bratislave pod c. Spr. 4267/90 zo dna 18.2.1991, zapisana v zozname tlmocnikov Krajskeho sudu v Trnave pod evid c. 02036.

     Preklad suhlasi s textom pripojenych listin, jezapisany pod poradovym cislom:54/01 tlmocnickeho dennika.

     Za tlmocnicky ukon a vzniknute naklady uctujem podla prilozeneho vyuctovania cislo:54/01.

CERTIFIED TRANSLATOR'S STATEMENT
--------------------------------

I, the certified translator of English and Russian languages appointed by the Chief Judge of the Regional Court in Bratislava under the number Spr. 4267/90 dated 18,February 1991, and registered in the list of translators of the Regional Court in Trnava under the number 02036, have done (verified) the translation.
The translation corresponds to the text of the attached documents, it is registered in the Interpreter's Book under the serial number:54/01.
For the translation and incurred expenses I have charged as per attached statement number 54/01.

Dunajska Streda, 27.02.2001

                                          /s/ Illegible
                                          ---------------------------

[GRAPHIC]